UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Savient Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 6, 2007

Dear Stockholder:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. to be held on Tuesday, May 15, 2007, at 9:00 a.m. at the Hyatt Regency, 2 Albany Street, New Brunswick, New Jersey.

The enclosed notice of annual meeting and proxy statement contain complete information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

Christopher G. Clement
President and Chief Executive Officer

Notice of

2007 Annual Meeting

and

Proxy Statement

Savient Pharmaceuticals, Inc.
One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

The 2007 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. will be held at the Hyatt Regency, 2 Albany Street, New Brunswick, New Jersey, on Tuesday, May 15, 2007, at 9:00 a.m., to consider and act upon the following:

1. To elect seven nominees for director for terms of one year each;

2. To ratify the appointment of McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the meeting.

The Board of Directors has fixed the close of business on April 2, 2007 as the record date for the determination of stockholders entitled to receive this notice and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

PHILIP K. YACHMETZ
Secretary

April 6, 2007

Admission to the annual meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the annual meeting. If you arrive without the appropriate proof of ownership you may not be admitted to the annual meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

PROXY STATEMENT

General

Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2007 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007, at 9:00 a.m., at the Hyatt Regency in New Brunswick, New Jersey, and at any adjournment of that meeting. The date of this proxy statement is April 6, 2007, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

This proxy is solicited on behalf of our Board of Directors. Our Board of Directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the 2007 Annual Meeting by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the annual meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the annual meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed. However, our Board of Directors has fixed the close of business on April 2, 2007 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the annual meeting. On the record date, there were 52,954,957 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

We are enclosing with this proxy statement our annual report to stockholders for 2006. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders for 2006 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Telephone: (732) 565-4716, Attention: Investor Relations. If you would like to receive separate copies of our annual report to stockholders for 2006 and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

A majority in interest of all shares of our common stock issued, outstanding and entitled to vote on each item of business being submitted for stockholder action at the annual meeting constitutes a quorum with respect to that item of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular item of business, which we refer to as broker non-votes, will be counted for purposes of determining whether a quorum exists at the annual meeting for that item of business.

The affirmative vote of the plurality of the votes cast at the annual meeting is required for the election of each of the seven directors. Shares that are withheld or that abstain from voting for a particular item of business will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting for the election of directors, as that item of business requires the affirmative vote of the plurality of the votes cast at the meeting.

The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that this submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If our stockholders do not approve the selection of McGladrey & Pullen, the selection of this firm as our independent public accountants will be reconsidered by the Audit and Finance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the stockholders or the Board of Directors will fix the number of directors at not fewer than three nor more than fifteen. In March 2007, the Board of Directors fixed the number of directors at seven, effective as the date of the 2007 Annual Meeting. We currently have nine directors, all of whose terms expire at the annual meeting. Our charter and bylaws provide that at each annual meeting of stockholders, the successors of the directors will be elected for one-year terms.

Two of our current directors, Faye Wattleton and David Tendler, have informed our Board of Directors that they will retire upon the expiration of their current terms. Our Board of Directors and management extend their gratitude to Ms. Wattleton and Mr. Tendler for their many years of contributions to Savient.

Our Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, has nominated seven persons for election as directors for one-year terms expiring at the 2008 Annual Meeting of Stockholders. Each of the following seven nominees are currently directors of Savient and were elected by our stockholders at the 2006 Annual Meeting of Stockholders.

Christopher G. Clement	Herbert Conrad
Alan Heller	Stephen O. Jaeger
Joseph Klein III	Lee Simon
Virgil Thompson

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ELECTING THE SEVEN NOMINEES NAMED ABOVE
FOR A TERM OF ONE YEAR EACH

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the seven nominees for terms of one year each, unless the stockholder instructs otherwise on its proxy card. Our Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, however, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than seven nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

CHRISTOPHER G. CLEMENT — Age 51 — Mr. Clement has been our President and Chief Executive Officer since July 2004, and became a director in October 2004. He was our President and Chief Operating Officer from May 2002 to July 2004. From September 2000 to May 2002, Mr. Clement was Chairman and Chief Executive Officer of Epicyte Pharmaceutical, Inc., a biotechnology company. Prior to joining Epicyte, he held the positions of Executive Vice President and Senior Vice President, Chief Marketing Officer of Ares-Serono Group, a biotechnology company. From 1998 to 1997 Mr. Clement held various senior management positions at Searle Pharmaceuticals, a pharmaceutical company, including Vice President of Marketing, Vice President of Corporate Product Planning, Vice President, General Manager of Global Franchises, and

Division President. Mr. Clement also held management positions at Ciba-Geigy Pharmaceuticals, a pharmaceutical company, and Merck and Co., a pharmaceutical company.

HERBERT CONRAD — Age 74 — Mr. Conrad has been a director since 1993 and is a member of our Compensation and Human Resources Committee. Mr. Conrad was President of Roche Pharmaceuticals Division, Hoffmann-La Roche, Inc., a pharmaceutical company, from December 1981 until September 1993 when he retired. Mr. Conrad has been a director of Sapphire Therapeutics, a biopharmaceutical development company, since 2005 and chairman since March 2007, and is a director of several other privately-held companies.

ALAN L. HELLER — Age 53 — Mr. Heller has been a director since May 2006 and is a member of our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee. Since March 2006, Mr. Heller has been an investment advisor to Water Street Healthcare Fund, a private equity firm. From November 2004 to November 2005, Mr. Heller served as Chief Executive Officer and President of American Pharmaceutical Partners, Inc., a specialty drug company. From January 2004 to November 2004 Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. From 2000 to 2004 Mr. Heller was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, a company that assists healthcare professionals and their patients with treatment of complex medical conditions. Mr. Heller was previously with G. D. Searle for 23 years where he served in various capacities including President and Chief Operating Officer. Mr. Heller is a director of Northfield Laboratories Inc., a company that develops an oxygen-carrying resuscitative fluid for the treatment blood loss, and Applied Neurosolutions, a company developing diagnostics and therapeutics for Alzheimer’s Disease.

STEPHEN O. JAEGER — Age 62 — Mr. Jaeger has been a director since 2003 and is the chairperson of our Audit and Finance Committee. From March 1999 until April 2000, Mr. Jaeger was Chief Executive Officer of eBT International, Inc., a software company, and from June 2001 to December 2005 he served as eBT’s President and Chief Executive Officer. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company. Mr. Jaeger is a director and Deputy Chairman of Arlington Tankers Ltd., a seaborne shipping company, and a director of Aradigm Corporation, an emerging specialty pharmaceutical company. Mr. Jaeger is a certified public accountant. Mr. Jaeger is chairman of the audit committees of Arlington Tankers and Aradigm. He is also a member of the compensation and nominating and corporate governance committees of Arlington Tankers and the compensation committee of Aradigm.

JOSEPH KLEIN III — Age 46 — Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998, and is a member of our Audit and Finance Committee. Since September 2003, Mr. Klein has served as a Venture Partner of Red Abbey Venture Partners, LLC, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, LP, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a leading developer of physician office management information systems. From 1989 to February 1998, Mr. Klein was a healthcare investment analyst for T. Rowe Price Associates, Inc. Mr. Klein is a director of the following public biopharmaceutical companies: BioMarin Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc., NPS Pharmaceuticals, Inc., and OSI Pharmaceuticals, Inc. Mr. Klein will not stand for reelection to the board of NPS Pharmaceuticals, Inc. upon the expiration of his current term in May 2007.

LEE S. SIMON, M.D. — Age 56 — Since 2004, Dr. Simon has served as a member of the Staff of Beth Israel Deaconess Medical Center and is a member of our Nominating and Corporate Governance Committee. Since 2003, Dr. Simon has been an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the Food and Drug Administration. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School.

VIRGIL THOMPSON — Age 67 — Mr. Thompson has been a director since 1994 and is the chairperson of our Compensation and Human Resources Committee and a member of the Nominating and Corporate Governance Committee. Since 2002, Mr. Thompson has been President, Chief Executive Officer and a director of Angstrom Pharmaceuticals, Inc., a pharmaceutical company. From September 2000 to August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief Operating Officer from May 1999 through August 2000. From January 1996 to May 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company. Mr. Thompson is non-executive chairperson of Aradigm Corporation’s board of directors, an emerging specialty pharmaceutical company, and a director of Questcor Pharmaceuticals, Inc., a specialty pharmaceutical company.

No family relationships exist between any of our executive officers, our directors or director nominees.

INFORMATION RELATED TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

Our Board of Directors believes that good corporate governance is important to ensure that Savient is managed for the long-term benefit of its stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

The Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the Board of Directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board of Directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Our common stock is listed on The Nasdaq National Market. Under applicable Nasdaq rules, a director of Savient will qualify as an “independent director” only if our Board of Directors determines that the director does not have a relationship with Savient which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors determined that none of Messrs. Conrad, Heller, Jaeger, Klein, Thompson and Dr. Simon has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as defined under Rule 4200(a)(15) of The Nasdaq National Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate for director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in the corporate governance guidelines. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Qualifications

The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board of Directors has developed a group of criteria which are designed to describe what qualities and characteristics are desired for the Board of Directors as a whole. The full Board of Directors conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board of Directors remains comprised of members fulfilling the desired complement of talents and expertise for the Board of Directors as a whole. No single director is expected to have each criterion. The Board of Directors applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

The criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust. In general, they require that each director:

•	shall be prepared to represent the best interests of all of our stockholders;

•	have a willingness to commit the time required to fully discharge his or her responsibilities to the Board of Directors; and

•	shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

In addition, it is anticipated that the Board of Directors as a whole will have individuals that:

•	contribute to the Board of Directors’ overall diversity;

•	contribute positively to the collaborative culture among Board members; and

•	possess professional and personal experiences and expertise relevant to Savient’s goal of being a leading specialty biopharmaceutical company.

A complete statement of the criteria is annexed to our Corporate Governance Guidelines, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Communications from Stockholders and Other Interested Parties

Our Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with our entire Board of Directors or our non-executive directors may do so by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our Board of Directors, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board of Directors’ primary responsibility is to serve the best interests of our stockholders and, in so doing, oversee Savient’s management. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and it evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at Board and committee meetings.

Our Board of Directors met 15 times during 2006. Each director attended 75% or more of the total number of meetings during 2006 of the Board of Directors and the committees, if any, of which such director was a member.

Our Board of Directors’ standing committees are our Audit and Finance Committee, our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee. Our Board of Directors has determined that all members of each of its three standing committees are independent as defined under the rules of the Nasdaq Marketplace, including in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each committee has a charter that has been approved by our Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com, or by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.

Mr. Clement is the only director who is also an employee of Savient. He does not participate in any meeting at which his compensation is determined.

We expect, barring extenuating circumstances, that the members of the Board of Directors will attend our 2007 Annual Meeting. Each of our directors attended our 2006 Annual Meeting.

Audit and Finance Committee

Our Audit and Finance Committee assists our Board of Directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, the performance of our internal audit function and our registered public accounting firm, the outside registered public accounting firm’s qualifications and independence and compliance with our code of ethics and applicable legal and regulatory requirements. Ms. Wattleton and Messrs. Klein, Jaeger

(chairperson) and Tendler are the current members of the Audit and Finance Committee; however, as discussed above, Ms. Wattleton and Mr. Tendler have informed our Board of Directors that they will retire upon the expiration of their current terms. Our Board of Directors has determined that Messrs. Jaeger and Klein qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. During 2006, the Audit and Finance Committee held 13 meetings. The Audit and Finance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Nominating and Corporate Governance Committee

In 2002, our Board of Directors formed a nominating committee. In 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying, evaluating and recommending director candidates and the renomination of current directors to the Board, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices, and making recommendations to the Board of Directors regarding modifications, if any, to our corporate governance principles and practices.

Ms. Wattleton (chairperson), Messrs. Heller and Thompson and Dr. Simon are the current members of the Nominating and Corporate Governance Committee, however, as discussed above, Ms. Wattleton has informed our Board of Directors that she will retire upon the expiration of her current term. During 2006, the Nominating and Corporate Governance Committee held 7 meetings, including a meeting to approve the nominees for election as directors at the 2006 annual meeting of stockholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Compensation and Human Resources Committee

Our Board of Directors formed a compensation and human resources committee to review compensation practices applicable company wide, to recommend compensation for senior executives, including the Chief Executive Officer, to administer our employee benefits, stock option and incentive plans, to review and make recommendations to the Board of Directors with respect to all senior management compensation matters, including the Chief Executive Officer’s compensation, and to review and make recommendations to the Board of Directors with respect to director compensation. In February 2007, the compensation committee was renamed the Compensation and Human Resources Committee to reflect its role in non-executive compensation and benefits matters, including merit increases and equity grants. We refer to the Compensation and Human Resources Committee as the Compensation Committee. During the first part of 2006, ending in May 2006, Messrs Conrad, Kaplan, Jaeger and Thompson (chairperson) were the members of the Compensation Committee. Commencing in May 2006, Messrs. Conrad, Heller, Tendler and Thompson (chairperson) were the current members of the Compensation Committee, however, as discussed above, Mr. Tendler will retire upon the expiration of his current term. During 2006, the Compensation Committee held 13 meetings, each of which included an executive session of the committee. Our Chief Executive Officer was present at 11 of the committee meetings, and attended all or a portion of the executive sessions at 7 of these meetings. The Compensation Committee’s independent compensation consultants attended all or a portion of 7 of these meetings, including executive sessions.

Our Compensation Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.  The Compensation Committee conducts a yearly review of its charter, which may be amended by a majority vote of the committee. During 2006, the Compensation Committee reviewed its charter in January and made minor, non-substantive modifications. The chairperson of the Compensation Committee, with input from the Chief Executive Officer, sets the committee’s agenda and schedules committee meetings. The Compensation

Committee has budgetary authority to retain independent legal, compensation practice and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee may delegate, pursuant to predetermined and approved guidelines, to one or more executive officers the power to grant options or other restricted or performance-based stock awards to employees of Savient who are not directors or executive officers. The Compensation Committee has delegated this authority only to the Chief Executive Officer.

The Compensation Committee is composed entirely of independent directors as determined by our Board of Directors with reference to the NASDAQ Marketplace Rules and the SEC’s rules. The Compensation Committee establishes and administers an overall compensation program for our executive officers that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The Compensation Committee reviews and recommends to the Board of Directors for approval all elements of compensation for our Chief Executive Officer and our other executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 18. The Compensation Committee specifically reviews and recommends to the Board of Directors for approval, the salary, annual non-equity incentive awards and long-term equity incentive compensation and any other benefits for our executive officers. The Compensation Committee also reviews and approves, subject to the ratification of the Board of Directors, the performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all our employees.

Mr. Clement, our Chief Executive Officer, makes recommendations to the Compensation Committee regarding the other executive officers’ performance, base salary, annual and long-term equity incentive compensation awards, which the committee takes into consideration in determining their compensation for the upcoming year.

Compensation Consultant.  The Compensation Committee retained Frederic W. Cook & Co. to act as its independent outside advisor. Cook provides advice on compensation practices and total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design. Based on this information, as well as on the responsibilities of, and demands placed on, our executive officers, Cook provides recommendations to the Compensation Committee on compensation levels and structure for our executive officers.

Compensation and Human Resources Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our Compensation and Human Resources Committee.

Other Committees

In addition to the standing committees discussed above, our Board of Directors from time to time may form temporary advisory committees consisting of one or more members of the Board to review and advise the Board of Directors on specific issues, and it may compensate these directors on a case-by-case basis for service on these advisory committees, based on the amount of work involved.

Related Person Transaction Policy

As required by NASDAQ Marketplace Rules, our Board of Directors reviews any transaction, arrangement or relationship in which Savient is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. Moreover, in February 2007 we adopted a policy whereby any related party transaction, as defined below, in excess of $5,000 must be presented to the Audit and Finance Committee for review and approval.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person transaction must be reviewed and, if deemed appropriate, approved by the Board of Directors’ Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit and Finance Committee will review, and, in its discretion, may ratify the related person transaction.

A related person transaction will be considered approved or ratified if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit and Finance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit and Finance Committee may approve or ratify the transaction only if it determines that the transaction is in Savient’s best interests.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three other most highly-compensated executive officers, the named executive officers (“NEOs”) for 2006. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

The Compensation and Human Resources Committee of our Board of Directors, which we refer to as the Compensation Committee, has responsibility for reviewing and making recommendations to the Board of Directors for approval of the compensation program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors.

Our overall executive compensation philosophy is that pay should be based on performance, vary with the attainment of specific strategic, financial and other operational objectives directly related to our business plan, be competitive with our peer companies, and be closely aligned with the interests of our stockholders, as more fully discussed below. We designed these policies to allow us to attract and retain executive officers critical to our long-term success by providing a competitive compensation package and recognizing and rewarding individual performance and individual contributions to the achievement of company-wide performance. Specifically, our cash compensation for NEOs in 2006 consisted of two components: (1) base salary; and (2) non-equity incentive awards based on corporate performance against financial, operational and strategic goals, which we refer to as the Corporate Goals, which were established by the Compensation Committee and approved by the Board of Directors at the beginning of the 2006 calendar year, and individual performance and contributions to the achievement of the Corporate Goals. The amounts of each category can be adjusted, positively or negatively, based on actual performance. Our philosophy also provides for stock-based equity incentive grants to NEOs as a means to reward overall long-term corporate performance, improvement in the NEOs’ respective areas, the continued advancement of our strategic business plan, and as a means to promote ownership in Savient. These stock-based incentive grants reinforce Savient’s long-term interests and incentivize NEOs to manage with a view toward maximizing long-term stockholder value.

A Substantial Portion of Compensation Should Be Performance-Based.  Our compensation program is designed to reward performance that equals or exceeds predetermined objectives. For example, whether and to what extent annual non-equity incentives awards are made to NEOs depends entirely on the extent to which corporate goals, which are established by the Compensation Committee and approved by the Board of Directors at the beginning of each calendar year, are attained, and the personal contributions of each NEO to the level of attainment. In terms of equity compensation, a substantial portion of total equity-based compensation is, as discussed below, delivered in the form of performance-based restricted stock, which payout if, and only to the extent, that specific corporate performance goals established by the Compensation Committee and approved by the Board of Directors are met. A description of these goals with respect to non-equity incentive awards is discussed in Components of Executive Compensation — Cash Compensation — Non-equity Incentive Awards, and the goals with respect to long-term equity compensation are discussed in Components of Executive Compensation — Long Term Incentive Awards — Performance-Based Restricted Stock.

A Substantial Portion of Compensation Should Be Delivered in the Form of Equity Awards.  The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to better align the interests of our NEOs with the interests of our stockholders. In 2006, a portion of the equity compensation provided to NEOs was delivered in the form of performance-based restricted stock, which vest if, and only to the extent, that specific performance goals established by the Compensation Committee and approved by the Board of Directors are met. The balance of the equity compensation that was awarded to our NEOs in 2006 was in the form of restricted stock and stock options that, in each case, vest on the basis of the passage of time and continued employment.

Our Compensation Program Should Enable Us to Compete for Talented Executives.  The Compensation Committee believes that stockholders are best served when we can attract and retain talented NEOs with compensation packages that are competitive but fair. The Compensation Committee believes it has designed a compensation package for NEOs that will deliver total compensation (cash, non-equity incentive awards and equity awards) that is targeted to be competitive with our peer group of companies if specific performance goals are achieved, and above our peer group average if performance exceeds predetermined expectations; conversely, actual total compensation, particularly annual non-equity incentive awards and equity awards, will under-perform our peer group of companies in the event that performance falls below predetermined expectations. To ensure that compensation levels are reasonably competitive with market rates, the Compensation Committee from time to time engages an independent consulting firm, Frederic W. Cook & Co., which we refer to as Cook, to conduct a survey of executive compensation in a defined group of companies as well as against a national survey. The surveyed companies, which we refer to as our Peer Group, are selected based on: (i) similarity of business model to that of Savient’s; (ii) comparability to Savient based on size, as measured by revenues and number of employees; and (iii) financial performance, including (a) annual revenue and net income, (b) market capitalization and (c) total stockholder return.

Through October 2006, our Peer Group consisted of the following life science, pharmaceutical and biopharmaceutical companies:

Adolor Pharmaceuticals	Denderon	Neurogen
Alpharma, Inc.	Dov Pharmaceuticals	Onyx Pharmaceuticals
Array Biopharmaceuticals	Indevus Pharmaceuticals	Progenics Pharmaceuticals
Arqule	Isis Pharmaceuticals	Rigel
Bentley Pharmaceuticals	Maxygen	SuperGen

In October 2006, as a result of changes in our business composition and profile, and in light of changes in the business profiles and stage of product development activities of certain companies in our Peer Group, Cook, in collaboration with management and the Compensation Committee, recommended certain changes to the Peer Group. Our current Peer Group of life science, pharmaceutical and biopharmaceutical companies, as approved by the Compensation Committee at its December 2006 meeting based upon Cook’s recommendation, consists of:

Alkermes	Depomed	Maxygen
Array Biopharmaceuticals	Indevus Pharmaceuticals	Onyx Pharmaceuticals
Bentley Pharmaceuticals	Intralase	Pain Therapeutics
Cytokinetics	Isis Pharmaceuticals	Progenics Pharmaceuticals
Denderon	Keryx Biopharmaceuticals	SuperGen

Our Compensation Program Should Be Fair, and Perceived as Such, Both Internally and Externally.  The Compensation Committee aims to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs (i) to the compensation provided to executive officers of the companies included in our Peer Group, as a means to measure external fairness and (ii) to our other senior employees, as a means to measure internal fairness.

Establishing Compensation.  After considering various survey data, business objectives and compensation policies, the Compensation Committee determines targeted levels of base compensation and annual and long-term incentives. In recommending base pay and incentive payments for NEOs other than the Chief Executive Officer, the Compensation Committee also considers recommendations made by the Chief Executive Officer with respect to the individual performance and contributions of the other NEOs to the achievement of corporate annual and long-term performance and strategic goals and other factors. The compensation of individuals can and does vary from the competitive benchmarks based on such factors as individual performance, potential for future advancement, the importance of the executive’s position to Savient and the difficulty of replacement, current responsibilities or additions to responsibilities, length of time in current position, and, for recently hired NEOs, their prior compensation packages.

2006 Compensation Analysis.  The Compensation Committee, with the assistance of Cook, conducted an annual review of our compensation philosophy and Peer Group data from December 2005 through February 2006. As a result of that review, in collaboration with Cook, we were made aware of an emerging gap between the total compensation potentially available to our NEOs and that of the executive officers of companies within our then current Peer Group, particularly when consideration is given to the continued advancement of the implementation of our strategic business plan. No action was taken by the Compensation Committee at that time, but the Compensation Committee commenced an in depth examination and consideration of this issue, which was concluded in December 2006. Upon the completion of this in depth examination, the Compensation Committee concluded that while the nature of our executive compensation philosophy remained and will continue to remain the same: that pay should be based on performance, vary with the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, competitive with our Peer Group, and be closely aligned with the interests of our stockholders, it was concluded that the total compensation targets for our NEOs, particularly those of Messrs. Clement and Yachmetz and Dr. Horowitz, whose total compensation targets were established prior to the adoption and implementation of the revised strategic business plan, required reexamination in order to ensure that our compensation practices remained competitive with that of our Peer Group.

In December 2006, upon completion of this examination, we concluded that the long-term equity compensation portions of total compensation of Messrs. Clement and Yachmetz and Dr. Horowitz was generally inconsistent with the equity compensation received by executives within both our former and new Peer Group, particularly when the performance of each of Messrs. Clement and Yachmetz and Dr. Horowitz, and overall corporate performance, particularly in 2006, were factored, and thus did not completely satisfy the objectives that our compensation program be competitive with those of our Peer Group, internally and externally fair and designed to retain top executive talent. In order to bring the compensation of each of Messrs. Clement and Yachmetz and Dr. Horowitz more in line with that of their counterparts at our Peer

Group, the Compensation Committee made certain one-time long-term equity compensation grants to each of Mr. Yachmetz and Dr. Horowitz in December 2006, and to Mr. Clement in December 2006 and February 2007, as more fully described below. In making this determination, we considered the Peer Group compensation data, our total stockholder return data and that of companies in our Peer Group, as well as company-specific data, such as the successful implementation and execution of our strategic business plan that was adopted in July 2004 and completed in 2006, including the sale of our global biologics manufacturing business, the sale of our oral liquid pharmaceuticals business and the restructuring of our commercial operations to focus on the development of our lead product candidate, Puricase®. Also in December 2006, we ascertained that additional one-time long-term incentive equity compensation grants were necessary as more fully described below, to bring the on-hire long-term equity compensation grant made to Mr. Hamelin into alignment with our other NEOs and executives at our Peer Group companies. With the December 2006 and February 2007 grants, which were approved by the Board of Directors, we believe we have adequately and fully addressed the total compensation gap that we became aware of as part of our annual compensation review in early 2006.

Components of Executive Compensation

The key components of our executive compensation program are base salary, annual non-equity incentive awards and long-term equity-based incentive awards, as discussed below.

Cash Compensation

In determining and evaluating an individual NEO’s base pay, we consider performance, the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, be competitive with our Peer Group and be closely aligned with the interests of our stockholders. Moreover, we believe base pay should reflect the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. Cash compensation is paid in the form of salary and annual non-equity incentive awards. Salary is included in the NEO compensation package because the Compensation Committee believes it is appropriate that some portion of compensation should be fixed and liquid. Annual non-equity incentive awards, which are performance-based cash awards, are included in the package because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular short-term objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for Savient. The components comprising cash compensation are set forth below.

Base Salary.  At the beginning of each year, the Compensation Committee reviews and adjusts the base salary of our NEOs, including our Chief Executive Officer. Increases, if any, are based on company performance, individual performance, existing employment agreements and market conditions. For newly hired NEOs, base salary is established based on their counterparts at our Peer Group and the individual NEO’s total compensation at his immediately prior position. In adjusting salaries, the Compensation Committee is generally mindful of its overall goal to keep cash compensation for the NEOs at the market median of cash compensation paid by companies in our Peer Group. The amount of cash compensation that is provided in the form of salary and annual non-equity incentive awards is generally substantially less, assuming threshold performance levels are met, than the amount that is provided to the NEO in the form of long-term equity compensation, which is described below. This weighting reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to long-term, company-wide strategic and individual performance goals. The Compensation Committee made its determination as to increases in base salary based on these various factors, and taking into consideration promotions to certain NEOs made in 2006 and market adjustments to executive compensation in general. Based on these, for 2006 the Compensation Committee increased Mr. Clement’s base salary by 5%, reflecting a market adjustment, Mr. Yachmetz’ base salary by 15%, reflecting a promotion and market adjustment, and Dr. Horowitz’s base salary by 14%, reflecting a market adjustment.

Non-equity Incentive Awards.  Our NEOs are eligible to receive annual non-equity incentive awards. The Compensation Committee’s policy is to base a significant portion of NEO cash compensation on this program. The Compensation Committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments, and to award non-equity incentive awards even if targets are not met if the Compensation Committee determines that an award is in the stockholders’ best interests and to reduce non-equity incentive awards even if targets are met if the Compensation Committee determines that such reduction is in the stockholders’ best interests.

In 2006, the target non-equity incentive awards levels for our NEOs was 60% of base salary for our President & Chief Executive Officer, 52.5% of base salary for our Executive Vice President & Chief Business Officer, and 50% of base salary for the other NEOs, pursuant to the terms of each NEO’s employment. The award of these non-equity incentive awards to the NEOs is determined by the Compensation Committee based in part on Savient’s performance against the Corporate Goals, and in part on each individual NEO’s performance and contributions to the achievement of the Corporate Goals and overall corporate performance. The Corporate Goals for 2006 included improvement of our internal control over financial reporting, the sale of our oral liquid pharmaceutical business and the development and implementation of a corporate strategy for the use of proceeds from this sale, the achievement of stated drug development goals for Puricase, and the achievement of stated commercialization planning and business development goals. Based on a critical assessment of actual performance against the stated objectives, the Compensation Committee determined that all objectives were met, and in some instances exceeded. In particular, the Compensation Committee noted the following: the completion of the implementation and execution of our Sarbanes-Oxley remediation plan, which called for the issuance of an opinion by our independent auditors stating that management maintained effective control over financial reporting, scheduled to be completed in 2007, was achieved ahead of schedule in 2006; the divestiture of our oral liquid pharmaceuticals business was achieved ahead of schedule and on sales price terms exceeding the established target; the advancement of Puricase Phase 3 trials exceeding objectives; and successful implementation of our strategic business plan, which was established in July of 2004 and called for the repositioning of Savient within three years and which was substantially completed in 25 months. Based on these factors, the Compensation Committee made annual non-equity incentive awards for 2006 based on a corporate-performance factor of 110% of target, and personal performance factors for the individual NEOs ranging from 110% to 120%.

In addition, Mr. Hamelin received a non-equity incentive award in connection with the sale of our oral liquid pharmaceuticals business pursuant to the terms of his employment for the period prior to his becoming a NEO.

Other Compensation.  The Compensation Committee may award a one-time sign-on bonus, relocation and/or temporary housing reimbursement payments, which may be grossed up for taxes, to a newly hired NEO in connection with the commencement of his employment if it determines that doing so is necessary to attract talented executives.

Each of our NEOs is eligible to participate in our 401(k) plan. Pursuant to the plan, employees, including NEOs, who meet age and service requirements may contribute up to $15,000 of their total compensation on a pre-tax basis, 50% of which is matched by Savient. The plan allows for “catch-up” contributions by participants over the age of 50 not to exceed to $5,000, which are also subject to Savient matching.

Long-Term Incentive Awards

Our long-term incentive program is designed to pay a substantial portion of NEO compensation in the form of equity awards to better align the NEOs’ interests with those of stockholders, motivate our senior management team to achieve our key strategic, financial and non-financial goals, including product development goals, and reward superior performance. Long-term incentive compensation in 2006 consisted of stock options, restricted stock and performance-based restricted stock, as provided in our 2004 Incentive Plan (the “Incentive Plan”). The Compensation Committee believes that an equal mix of these equity grants furthers our compensation philosophy by rewarding superior performance, measured in terms of our stock price and the vesting of performance-based restricted stock upon the attainment of specified objectives, while serving as a retention tool.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by reference to the median Black-Scholes value of equity grants made by, and equity holdings of, comparable executive of companies in the Peer Group as compared to the Black-Scholes value of equity grants made to, and equity holdings of, our NEOs. The Compensation Committee also takes into consideration the NEO’s performance and role in the attainment of specific strategic, financial and operational objectives directly related to our strategic business plan, with reference to prior equity grants made to the NEO. In the case of new hires, the Compensation Committee also considers the NEO’s prior compensation and the value of any forfeited equity awards with his or her prior employer. The amount of equity compensation the Compensation Committee selects for these purposes in a given year is also dependent on the Compensation Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the Compensation Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs, and the practices, as reported to the Compensation Committee by Cook of other companies in our Peer Group. In 2006, the Compensation Committee also determined to make a portion of equity compensation in the form of performance-based restricted stock, thereby aligning NEO compensation directly with the achievement of pre-established strategic, financial and operational objectives.

The Compensation Committee believes that its current compensation program for NEOs strikes an appropriate balance of equity and cash compensation and aligns our NEOs’ interests with those of our stockholders, while also permitting the Compensation Committee to incentivize the NEOs to pursue specific short and long-term performance and strategic goals.

The following is a description of the form of equity awards that may be made under the Incentive Plan:

Stock Options.  Stock options granted under the Incentive Plan vest on the basis of the passage of time and continued employment, and generally vest with 25% becoming exercisable on each of the first four anniversaries of the grant date. Stock options have a ten-year term and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Restricted Stock.  Restricted stock awards granted under the Incentive Plan vest on the basis of the passage of time and continued employment, with restrictions generally lapsing on one-third of the shares on each of the first three anniversaries of the date of grant. Recipients of restricted stock receive dividends, to the extent paid by Savient, on the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

Performance-Based Restricted Stock.  The Incentive Plan also allows for the award of performance-based restricted stock awards, which we refer to as performance shares. The terms, conditions and period for the vesting of the performance shares granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In 2006 our long-term incentive compensation also consisted of performance shares, the vesting of which is designed to be earned over a two-year period based on the achievement of pre-determined financial and strategic objectives. In determining performance objectives for a given year, the Compensation Committee evaluates Savient’s current needs, areas for improvement, areas for business opportunities presented to it by management, stage of drug development, and prior years’ performance. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs.

In February 2006, we awarded performance shares to Messrs. Clement and Yachmetz and Dr. Horowitz, with vesting of the portion attributable to 2006 to be earned based on the following objectives: 20% of the grant was based on the elimination of material internal control weaknesses and receipt, on or before December 31, 2007, of an unqualified attestation from our independent registered public accounting firm as to our internal control over financial reporting; 10% based on the reduction of significant deficiencies in internal controls; 15% on the approval of and commencement of implementation of a plan for improved systems for financial reporting to support our expected business; 15% based on our operation at a consolidated net income level of breakeven and the achievement of budgeted targets for operating expenses, with consideration provided to extraordinary events; 20% on the achievement of predetermined objectives related to the sale of our oral liquid pharmaceuticals business and the development of a corporate strategy for the use of proceeds from this sale; and 20% on drug development goals related to Puricase. In February 2007 the Compensation Committee also established new objectives to be utilized as the performance metrics to be utilized in measuring the vesting of the portion attributable to the 2007 period. In March 2007, the Compensation

Committee determined that each of the performance objectives for 2006 were met and that 100% of the portion of performance shares attributable to the 2006 performance objectives should vest immediately.

In July 2006, we awarded performance shares to Mr. Hayden in connection with the commencement of his employment, with vesting based on the following criteria: 50% based on the implementation of Savient’s 2006 Sarbanes-Oxley remediation plan, and 50% based on receipt of an unqualified attestation from our independent registered public accounting firm as to our internal control over financial reporting for 2007. In March 2007 the Compensation Committee determined that the performance criterion for 2006 was met and that 100% of the portion of restricted stock based on Mr. Hayden’s 2006 performance objectives should vest immediately.

As part of the grants resulting from the total compensation gap examination performed by the Compensation Committee described in further detail under the heading Objectives of Our Compensation Program — Establishing Compensation — 2006 Compensation Analysis, we awarded performance shares to each of Messrs. Clement, Yachmetz and Hamelin and Dr. Horowitz in December 2006, with vesting based on the following criteria: 50% based on the filing of a Biologic License Application (“BLA”) related to Puricase prior to a specified date, and 50% based on FDA approval of the BLA by a specified date; and made an additional award of performance shares to Mr. Clement in February 2007, with vesting based on the achievement, subject to conditions, of a pre-determined closing share price for a period of twenty consecutive trading days, provided such condition is achieved on or before December 31, 2010.

Practices Regarding the Grant of Options

The Compensation Committee has generally followed a practice of making all equity grants to the NEOs during the year-end review process, except in the case of newly hired NEOs, who also receive equity grants on hire. The Compensation Committee believes that it is appropriate that annual awards be made to approximately coincide with the year-end review process and the start of a new fiscal year in order that the Compensation Committee may evaluate the NEO’s performance for the preceding year, determine the extent to which we have achieved financial, operational and strategic objectives and evaluate the NEO’s contribution to these, and other measures, which are best determined based on a year-to-year comparison. We do not have a program, plan or practice to time option grants to our NEOs with the release of material non-public information.

All option awards made to our NEOs, employees and directors are made pursuant to our Incentive Plan. As noted above, all options under the Incentive Plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the Incentive Plan to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding options to NEOs and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

Perquisites

Pursuant to the terms of their employment, each of Messrs Clement and Yachmetz and Dr. Horowitz receive a flexible spending allowance to be utilized by them for the payment of various forms of insurance, auto expenses in instances where a monthly car allowance is not provided, health and other club membership fees, home security systems, financial and tax planning advice, and education expenses, as well as tax gross-up payments in amounts equal to the taxes payable on the flexible spending allowance amount provided. In addition, Mr. Clement receives a monthly car allowance and tax gross-up payments in amounts equal to the taxes payable on the monthly car allowance. In addition, each of our NEOs is entitled to membership in two airline clubs.

In August 2004, the Compensation Committee and the Board of Directors determined that the flexible spending allowance received by Messrs. Clement and Yachmetz and Dr. Horowitz could be adequately addressed in the compensation package offered to any new NEO and therefore ceased offering a flexible spending allowance to any NEO hired or promoted after August 2004.

All Other Benefits

Our NEOs are eligible to receive benefits that all of our employees are entitled to receive, including life, medical and dental insurance, and may participate in our defined contribution and employee stock purchase plan on the same terms as all of our employees.

Post-Termination Compensation

Each of our NEOs is a party to an employment agreement with us, each of which we refer to as an Employment Agreement, pursuant to which he is entitled to certain post-termination compensation, the terms of which are set forth below. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” resigning for “Good Reason” under certain circumstances or termination upon a “Change in Control,” as these terms are defined in the Employment Agreements. Additional information regarding post-termination compensation, including a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, may be found under the heading Potential Payments upon Termination or Change in Control on page 23.

The Compensation Committee and the Board of Directors believe that these severance arrangements are an important part of overall compensation for our NEOs as they are intended to help secure their continued employment and dedication, notwithstanding any concern they may have at such time regarding their own continued employment, prior to or following a Change in Control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent maintain similar arrangements for their senior employees.

Basis for Chief Executive Officer Compensation

Our compensation program is designed to foster a pay-for-performance philosophy and ownership culture, and the Compensation Committee believes that the achievement of these objectives is demonstrated through Mr. Clement’s compensation. In setting compensation levels for Mr. Clement, the Compensation Committee reviews the competitor and market data provided by Cook and targets his overall compensation at approximately the median for Peer Group companies.

In February 2006, the Compensation Committee increased Mr. Clement’s base salary by 5% to $432,600, awarded an annual non-equity incentive award for 2005 performance which was paid in 2006 of $220,008, based on a 78% corporate performance factor and 100% personal performance factor, and made the following long-term incentive grants: options to purchase 50,000 shares of our stock, 50,000 shares of restricted stock and a performance share award pursuant to which up to 100,000 shares may be earned in the future based on achievement of performance targets, as more fully discussed in Components of Executive Compensation — Long Term Incentive Awards — Performance-based Restricted Stock.

In December 2006, the Compensation Committee awarded Mr. Clement the following long-term incentive awards: options to purchase 195,000 shares of our common stock, 65,000 shares of restricted stock, and a performance share award pursuant to which up to 65,000 shares of our common stock may be earned in the future based on achievement of performance targets, as more fully discussed in Components of Executive Compensation — Long Term Incentive Awards — Performance-based Restricted Stock.

The Compensation Committee’s decision on Mr. Clement’s compensation was based on our overall performance under his leadership in 2005, resolution of our 2005 financial reporting issues and continued implementation of our long-term strategic plan. The Compensation Committee’s decision to award equity grants to Mr. Clement in December 2006 and February 2007 was intended to more closely align his total compensation with that of his counterparts at companies in our Peer Group, as well as to align his total compensation with that of our other NEOs.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s NEOs. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee considers it important to retain flexibility to design compensation programs that are in the best interests of Savient and its stockholders and, to this end, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Committee believes that compensation is appropriate and in the best interests of Savient and our stockholders, after taking into consideration changing business conditions and performance of our employees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement filed in connection with the 2007 Annual Meeting of Stockholders.

By the Compensation and Human Resources Committee

Virgil Thompson (chairperson)
Herb Conrad
Alan Heller
David Tendler

SUMMARY COMPENSATION TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

The following table includes information concerning compensation awarded during or for the fiscal year ended December 31, 2006 in reference to our NEOs.

					Non-Equity
					Incentive
Name and			Stock	Option	Plan	All Other
Principal Position	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total

Christopher G. Clement	2006	$432,600	$447,877	$233,739	$285,516	$59,428	$1,459,160
President and Chief Executive Officer
Philip K. Yachmetz	2006	$343,505	$252,185	$89,464	$198,375	$34,675	$918,204
Executive Vice President and Chief Business Officer
Paul Hamelin(5)	2006	$259,115	$17,479	$37,668	$195,917	$49,037	$559,216
Senior Vice President, Commercial Operations
Brian J. Hayden(6)	2006	$152,615	$53,004	$62,786	$85,250	$142,857	$496,512
Senior Vice President, Chief Financial Officer and Treasurer
Zebulun D. Horowitz	2006	$317,034	$230,913	$136,048	$182,294	$37,040	$903,329
Senior Vice President and Chief Medical Officer

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of restricted stock and performance based restricted stock awards pursuant to the Incentive Plan, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the SEC, on March 16, 2007.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option awards pursuant to the Incentive Plan, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(3)	Non-equity incentive plan compensation includes the annual non-equity incentive awards made to each NEO based on the Board of Directors’ evaluation of the NEO’s performance to established goals and objectives. Non-equity incentive awards for 2006 were paid in March 2007.

(4)	Categories and values of amounts reported in All Other Compensation are set forth in the following chart:

						Tax Gross-Up
	Flexible			401K		Flexible
	Spending	Car	Relocation	Employer	Other	Spending	Car	Relocation
Named Executive Officer	Account	Allowance	Expenses	Match	Payments(a)	Account	Allowance	Expenses	Total

Christopher G. Clement	$20,000	$9,000	$0	$6,996	$1,150	$15,367	$6,915	$0	$59,428
Philip K. Yachmetz	15,000	0	0	7,500	650	11,525	0	0	34,675
Paul Hamelin	0	0	21,014	10,000	610	0	0	17,413	49,037
Brian J. Hayden	0	0	67,722	10,000	0	0	0	65,135	142,857
Zebulun D. Horowitz	15,000	0	0	10,000	515	11,525	0	0	37,040

(a)	Consists of restricted stock par value payments and membership fees to airline clubs.

(5)	Paul Hamelin joined us as Senior Vice President — Commercial Operations on May 23, 2006.

(6)	Brian Hayden joined us as Senior Vice President — Chief Financial Officer on July 5, 2006.

GRANTS OF PLAN-BASED AWARDS TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

The following table sets forth certain information with respect to options granted during or for the fiscal year ended December 31, 2006 to each of our NEOs.

		Estimated
		Possible
		Payouts					All Other	All Other
		Under					Stock	Option
		Non-Equity					Awards:	Awards:	Exercise	Grant Date
		Incentive					Number	Number	or Base	Fair Value
		Plan	Estimated Future Payouts Under				of Shares	Securities	Price of	of Stock
		Awards	Equity Incentive Plan Awards(5)				of Stock	Underlying	Option	and Option
Name and	Grant	Target	Target		Maximum		or Units	Options	Awards	Awards
Principal Position	Date	$	(#)		(#)		(#)(3)	(#)(4)	($/sh)	($)

Christopher G. Clement	2/15/2006	$259,560						50,000	$4.62	$153,000
President and Chief	12/8/2006							195,000	$12.11	$1,501,500
Executive Officer	2/15/2006						50,000			$231,000
	12/8/2006						65,000			$787,150
	2/15/2006		75,000	(1)	100,000	(1)				$346,500
	12/8/2006		65,000	(2)						$787,150
Philip K. Yachmetz	2/15/2006	$180,340						41,500	$4.62	$126,990
Executive Vice President	12/8/2006							135,000	$12.11	$1,039,500
and Chief Business	2/15/2006						20,000			$92,400
Officer	12/8/2006						45,000			$544,950
	2/15/2006		45,750	(1)	66,500	(1)				$211,365
	12/8/2006		45,000	(2)						$544,950
Paul Hamelin	5/23/2006	$91,350						60,000	$5.11	$199,800
Senior Vice President,	12/8/2006							57,000	$12.11	$438,900
Commercial Operations	5/23/2006						12,000			$61,320
	12/8/2006						19,000			$230,090
	12/8/2006		19,000	(2)						$230,090
Brian J. Hayden	7/5/2006	$77,500						150,000	$5.33	$510,000
Senior Vice President,	7/5/2006		12,500	(1)	25,000	(1)				$66,625
Chief Financial Officer Treasurer
Zebulun D. Horowitz	2/15/2006	$158,517						33,000	$4.62	$100,980
Senior Vice President	12/8/2006							105,000	$12.11	$808,500
and Chief Medical	2/15/2006						16,500			$76,230
Officer	12/8/2006						35,000			$423,850
	2/15/2006		41,500	(1)	58,000	(1)				$191,730
	12/8/2006		35,000	(2)						$423,850

(1)	Consists of performance shares awarded under our Incentive Plan. These shares vest when certain goals and objectives criteria established by the Compensation Committee for 2006 and 2007 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance-based Restricted Stock.

(2)	Consists of performance shares awarded under our Incentive Plan. These shares vest when certain goals and objectives criteria established by the Compensation Committee for 2008 and 2009 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance-based Restricted Stock.

(3)	Consists of shares of restricted stock awarded under the Incentive Plan. Restrictions lapse on one-third of the award on each of the first three anniversaries of the grant date.

(4)	Consists of options to purchase shares of our common stock awarded under the Incentive Plan. One-fourth of the options vest on each of the first four anniversaries of the grant date.

(5)	There is no minimum threshold for equity incentive plan awards. If the goals or objectives established by the Compensation Committee are not achieved the executive is not entitled to the award.

Employment Agreements

During 2006, all of the NEOs were employed pursuant to Employment Agreements with our company. Each Employment Agreement sets forth, among other things, the NEO’s minimum base salary, non-equity incentive award opportunity, and entitlement to participate in our benefit plans and equity incentive awards. Each of the Employment Agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the NEO gives notice of non-renewal at least 90 days prior to the expiration date of the agreement.

The base salaries for the NEOs established by the Board of Directors for 2006 are: Mr. Clement, $432,600; Mr. Yachmetz, $343,505; Dr. Horowitz, $317,034. Pursuant to the terms of their Employment Agreements commencing with their respective hire dates in 2006, Mr. Hamelin’s annual base salary was $315,000 and Mr. Hayden’s base salary was $310,000.

The Employment Agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by us, including participation in the Incentive Plan, as well as to certain post-termination payments upon termination under certain circumstances. Please see Potential Payments Upon Termination or Change in Control beginning on page 23 for a description of such agreements. Pursuant to the program in effective as of the date of their Employment Agreements, each of Messrs. Clement and Yachmetz and Dr. Horowitz is also entitled to certain perquisites, as more fully described in Components of Executive Compensation — Perquisites, while the remaining NEOs are entitled to customary perquisites as currently in effect.

Equity Awards

During 2006, the Compensation Committee granted equity awards under the Incentive Plan in February and December to each of our NEOs or upon hire to those NEOs who joined us during the course of the year. The Compensation Committee granted restricted stock in 2006 under the Incentive Plan with restrictions lapsing as to one-third of the shares on each of the first three anniversaries of the date of grant. Restricted stock awards include the right to receive dividends, but may not be sold, transferred or voted during the vesting period.

The Compensation Committee granted stock options to each of our NEOs in 2006 under the Incentive Plan that vest in four equal annual installments on each of the first four anniversaries of the date of grant and that have a ten-year term. All options were granted with an exercise price equal to the fair market value of our common stock on the date of grant.

The Compensation Committee also granted performance shares to each NEO under the Incentive Plan in 2006. Performance shares vest over a two-year or longer period if predetermined strategic, financial and operational objectives determined by the Compensation Committee and approved by the Board of Directors are achieved. If these objectives are not met within the time period specified in the grants, then the portion of the performance shares allocated to such objectives are forfeited. Holders of performance shares may not vote these securities in stockholder votes. Please see Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Incentive Awards — Performance-based Restricted Stock for a description of the performance targets to be met.

Salary and Non-equity Incentive Awards in Proportion to Total Compensation

As described in Compensation Discussion and Analysis beginning on page 9, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Compensation Committee believes that our current compensation program better aligns our NEOs’ interests with the interests of our stockholders, while also permitting the Compensation Committee to incentivize NEOs to pursue specific short and long-term performance goals. Please see Compensation Discussion and Analysis beginning on page 9 for a description of the objectives of our compensation program and overall compensation philosophy.

OUTSTANDING EQUITY AWARDS VALUE TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

The following table includes certain information with respect to the value of all unexercised options previously awarded to the NEOs named above at the fiscal year end December 31, 2006.

	Option Awards				Stock Awards
									Equity
									Incentive
							Equity		Plan
							Incentive		Awards:
							Plan		Market or
							Awards:		Payout
						Market	Number of		Value of
	Number of	Number of			Number of	Value of	Unearned		Unearned
	Securities	Securities			Shares or	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying	Option		Units of	Units of	or Other		or Other
	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Rights That		Rights That
Name and	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not	Have Not		Have Not
Principal Position	Exercisable	Unexercisable(1)	($)	Date	Vested (#)(2)	Vested ($)	Vested (#)		Vested ($)

Christopher G. Clement	—	195,000	$12.11	12/8/2016
President and Chief	—	50,000	$4.62	2/15/2016
Executive Officer	12,500	37,500	$2.78	4/12/2015
	50,000	50,000	$4.31	2/17/2014
	46,875	15,625	$2.97	1/22/2013
	200,000	—	$4.42	5/14/2012
					65,000	$728,650
					50,000	$560,500
					33,333	$373,663
							65,000	(3)	$728,650
							100,000	(4)	$1,121,000
Philip K. Yachmetz	—	135,000	$12.11	12/8/2016
Executive Vice President	—	41,500	$4.62	2/15/2016
and Chief Business Officer	6,250	18,750	$2.78	4/12/2015
	42,500	42,500	$2.42	5/28/2014
					45,000	$504,450
					20,000	$224,200
					16,666	$186,826
							45,000	(3)	$504,450
							66,500	(4)	$745,465
Paul Hamelin	—	57,000	$12.11	12/8/2016
Senior Vice President,	—	60,000	$5.11	5/23/2016
Commercial Operations					19,000	$212,990
					12,000	$134,520
							19,000	(4)	$212,990
Brian J. Hayden	—	150,000	$5.33	7/5/2016
Senior Vice President,							25,000	(3)	$280,250
Chief Financial Officer and Treasurer
Zebulun D. Horowitz	—	105,000	$12.11	12/8/2016
Senior Vice President and	—	33,000	$4.62	2/15/2016
Chief Medical Officer	6,250	18,750	$2.78	4/12/2015
	37,500	37,500	$4.31	2/17/2014
	56,250	18,750	$2.52	3/24/2013
					35,000	$392,350
					16,500	$184,965
					16,666	$186,826
							35,000	(3)	$392,350
							58,000	(4)	$650,180

(1)	All options listed above vest at a rate of 25% on each of the first four anniversaries of the date of grant.

(2)	All restricted stock listed above vest at a rate of one-third each on each of the first three anniversaries of the date of grant.

(3)	Consists of performance shares awarded under our Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee for 2006 and 2007 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance-based Restricted Stock.

(4)	Consists of performance shares awarded under our Incentive Plan. These shares vest when certain goals and objectives criteria established by the Compensation Committee for 2008 and 2009 are met. This award has no value unless a minimum of one goal is met during the respective year. For a description of performance goals, see Compensation Discussion & Analysis — Components of Executive Compensation — Long Term Incentive Awards — Performance-based Restricted Stock.

OPTION EXERCISES AND STOCK VESTED TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

The following table includes certain information with respect to options exercised by NEOs during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
Name and	Exercise	Exercise	Vesting	Vesting
Principal Position	(#)	($)	(#)(1)	($)

Christopher G. Clement	0	$0	35,017	$209,752
President and Chief Executive Officer

Philip K. Yachmetz	0	$0	15,384	$92,150
Executive Vice President and Chief Business Officer

Paul Hamelin	0	$0	0	$0
Senior Vice President, Commercial Operations

Brian J. Hayden	0	$0	0	$0
Senior Vice President, Chief Financial Officer

Zebulun D. Horowitz	0	$0	19,584	$117,308
Senior Vice President and Chief Medical Officer

(1)	Represents the vesting of restricted stock issued pursuant to our Incentive Plan.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2006.

Number of securities
	Number of securities				remaining available for
	to be issued upon		Weighted-average		future issuance under
	exercise of outstanding		exercise price of		equity compensation
	options, warrants		outstanding options,		plans (excluding securities
Plan category	and rights		warrants and rights		reflected in column (a))

Equity compensation plans approved by security holders	3,314,128	(1)	$6.29	(1)	5,085,447	(2)
Equity compensation plans not approved by security holders
Total	3,314,128	(1)	$6.29	(1)	5,085,447	(2)

(1)	Includes outstanding stock options only. Excludes 488,065 restricted shares that were unvested and not forfeited as of December 31, 2006. Excludes 430,500 performance shares that were unvested and not forfeited as of December 31, 2006. Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, the number of shares to be issued in connection with this plan is indeterminable.

(2)	Consists of shares of our common stock available for issuance under the Incentive Plan.

Potential Payments upon Termination or Change in Control

As noted under Compensation Discussion and Analysis — Post-Termination Compensation on page 16, we have entered into an Employment Agreement with each of our NEOs that provides for payments of certain benefits, as described in the table below, upon the termination of the NEO’s employment. The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. The definition of ‘Change in Control,’ as used in the Employment Agreements, is set forth below.

In the event Mr. Clement’s employment is terminated by us at any time for any reason other than Cause, as defined in his Employment Agreement, or Mr. Clement terminates his employment for Good Reason, as defined in his Employment Agreement, we are required to pay Mr. Clement a payment equal to the product determined by multiplying his base salary and his targeted annual non-equity incentive award by 2 (the “Clement Service Multiplier”) in periodic payments in accordance with our payroll policies. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Clement Service Multiplier times 12. However, the Clement Service Multiplier is 2.5 if within 24 months following a Change in Control we terminate Mr. Clement for any reason other than Cause, death or disability or fail to renew his Employment Agreement (if it would otherwise have expired during the period), or Mr. Clement terminates his employment for Good Reason or we or any successor materially breaches any material provision of his Employment Agreement. In addition, Mr. Clement will be “grossed up” for any “golden parachute” excise taxes under Section 280G of the Code that he is required to pay as a result of severance payments.

In the event Mr. Yachmetz’ employment is terminated by us at any time for any reason other than Cause, or Mr. Yachmetz terminates his employment for Good Reason, as defined in his Employment Agreement, we are required to pay Mr. Yachmetz a payment equal to the product determined by multiplying his base salary and his target annual non-equity incentive award by 1.75 (the “Yachmetz Service Multiplier”) in periodic payments in accordance with our payroll policies. However, the Yachmetz Service Multiplier is 2.25 if within 24 months following a Change in Control, we terminate Mr. Yachmetz for any reason other than Cause, death or disability or fail to renew his Employment Agreement (if it would otherwise have expired during the period), or Mr. Yachmetz terminates his employment for Good Reason, or we or a successor materially breaches any material provision of his Employment Agreement.

In the event the employment of any of Messrs. Hayden, Hamelin or Dr. Horowitz (each, a “Senior Vice President) is terminated by us at any time for any reason other than Cause, or the Senior Vice President terminates his employment for Good Reason, we are required to pay such Senior Vice President a payment equal to the product determined by multiplying his base salary and his targeted annual non-equity incentive award by the SVP Service Multiplier in periodic payments in accordance with our payroll policies. The SVP Service Multiplier is the number determined by dividing (a) the lesser of (1) the full number of months since the commencement of his employment (but not less than six months) and (2) eighteen by (b) twelve. The Senior Vice Presidents generally will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the SVP Service Multiplier times 12. However, the SVP Service Multiplier is 2 if within 24 months following a Change in Control, we terminate any Senior Vice President for any reason other than Cause, death or disability or fail to renew his Employment Agreement (if it would otherwise have expired during the period) or the Senior Vice President terminates his employment for Good Reason, or we or a successor materially breach any material provision of his Employment Agreement.

Each of Messrs. Clement and Yachmetz and the Senior Vice Presidents agreed pursuant to the terms of their Employment Agreements that $45,000, $40,000 and $40,000, respectively, of the aforementioned amount to which they are entitled will be withheld by us for twelve months following the termination of their Employment Agreement to ensure compliance with the non-solicitation and non-competition covenants of their Employment Agreements, except there is no withholding if the termination is within 24 months of a Change in Control. Following the termination of employment of Mr. Clement, Mr. Yachmetz or a Senior Vice President for any reason other than for Cause, we will reimburse each of them for the costs of all outplacement services obtained by each for two and one half years, two years, and two years, respectively, from the termination of their employment with us, up to a maximum of 20% of their base salary in effect on the date of the termination of their employment for Messrs. Clement, Yachmetz and Horowitz and 10% for Messrs. Hayden and Hamelin.

Additionally, upon a termination in connection with a Change in Control, all options, restricted stock and performance-based restricted stock held by the NEOs shall immediately vest.

Pursuant to their Employment Agreements, each of the NEOs agreed that during the term of their respective Employment Agreements and for six months thereafter they will not compete with us. In addition, each of the NEOs agreed that during the term of their respective Employment Agreement and for twelve months thereafter they will not solicit our employees. These covenants terminate if, following a Change in Control, we terminate the NEO’s employment without Cause or if the NEO terminates his employment for Good Reason.

For purposes of the Employment Agreements, a “Change in Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a) any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of Savient in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c) our stockholders approve any plan or proposal for our liquidation or dissolution;

(d) any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board of Directors unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The amount of compensation payable, and value of benefits provided, to each NEO upon termination for Cause, termination for Good Reason, and termination following a Change in Control is shown in the tables below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of the NEO’s separation from Savient.

Termination Without Cause Payment and Benefit Estimates
as of December 31, 2006

			Accelerated
		Accrued	Vesting of	Health and
	Salary &	and Unused	Restricted	Benefits	Outplacement
Name	Bonus	Vacation	Stock	Continuation	Services	Total

Christopher G. Clement	$1,384,320	$81,528	$413,107	$32,335	$86,520	$1,997,810
Philip K. Yachmetz	916,729	18,496	212,282	40,773	68,701	1,256,981
Paul Hamelin	183,750	0	54,013	13,556	31,500	282,819
Brian J. Hayden	129,167	4,769	0	9,683	31,000	174,619
Zebulun D. Horowitz	713,327	7,316	183,181	34,858	63,407	1,002,089

Termination by Executive for Good Reason Payment and Benefit Estimates
as of December 31, 2006

		Accrued	Health and
	Salary &	and Unused	Benefits	Outplacement
Name	Bonus	Vacation	Continuation	Services	Total

Christopher G. Clement	$1,384,320	$81,528	$32,335	$86,520	$1,584,703
Philip K. Yachmetz	916,729	18,496	40,773	68,701	1,044,699
Paul Hamelin	183,750	0	0	0	183,750
Brian J. Hayden	129,167	4,769	0	0	133,936
Zebulun D. Horowitz	713,327	7,316	34,858	63,407	818,908

Termination upon a Change in Control Payment and Benefit Estimates as of December 31, 2006

		Accrued						Parachute
		and	Accelerated Vesting of Equity Value			Health and		Tax
	Salary &	Unused	Stock	Restricted	Performance	Benefits	Outplacement	Gross-Up
Name	Bonus	Vacation	Options(1)	Stock(2)	Shares(3)	Continuation	Services	Payment(4)	Total

Christopher G. Clement	$1,730,400	$81,528	$1,119,375	$1,662,813	$1,849,650	$40,419	$86,520	$2,450,063	$9,020,768
Philip K. Yachmetz	1,178,652	18,496	805,123	915,476	1,249,915	52,422	68,701	0	4,288,785
Paul Hamelin	945,000	0	366,000	347,510	212,990	46,477	31,500	0	1,949,477
Brian J. Hayden	930,000	4,769	882,000	0	280,250	46,477	31,000	0	2,174,496
Zebulun D. Horowitz	951,102	7,316	797,220	764,141	1,042,530	46,477	63,407	0	3,672,193

(1)	Stock options that vest due to a Change in Control are valued using the closing market price at December 29, 2006 less the exercise price of the option. Each NEO has exercisable shares, the number of which can be found in the column titled “Number of Securities Underlying Unexercisable Options Exercisable” in the Outstanding Equity Awards table.

(2)	Restricted stock that vest due to a Change in Control are valued using the closing market price at December 29, 2006.

(3)	Performance shares that vest due to a Change in Control are valued using the closing market price at December 29, 2006.

(4)	The stock option value for Mr. Clement’s excess parachute payment was calculated by applying the present value to the Black-Scholes value for each stock option accelerated as a result of a Change in Control. The present value of restricted stock was used to determine any excess parachute payment resulting from an acceleration due to a Change in Control. Performance shares that vest upon a Change in Control are valued using the closing price of our common stock on December 29, 2006 and do not include performance shares granted to Mr. Clement after December 29, 2006.

DIRECTOR COMPENSATION

We refer to our directors who are neither executive officers nor employees of Savient or our subsidiaries as our outside directors. Only outside directors receive remuneration for their service on the Board of Directors or any committee.

Cash Compensation

In 2006, the members of the Board of Directors, with the exception of our non-executive Chairman, whose cash compensation is described below, received an annual $20,000 retainer for service on the Board of Directors, $1,500 for each Board meeting held in person, and $1,000 for each telephonic meeting. In addition, members of each committee of the Board received an annual cash retainer of $5,000, except for committee chairs who received $10,000. In May 2006, the Audit and Finance Committee member retainer was increased to $7,500 and the Audit and Finance Committee chair retainer was increased to $15,000. Each committee member and chair also received $1,500 for each committee meeting held in person and $1,000 for each telephonic committee meeting. All cash compensation amounts were paid in quarterly installments.

Equity-based Compensation

In 2006, the members of the Board of Directors, with the exception of the Chairman, whose equity-based compensation is described below, were paid on the last business day of each quarter of 2006 the number of shares of our common stock having an aggregate fair market value of $3,750 (or $15,000 annually). Additionally, each such outside director received, on the last business day of each quarter, an option to purchase 5,000 shares (or 20,000 annually) of our common stock having an exercise price equal to the closing price as quoted by The Nasdaq National Market on the date of grant, which option fully vests one year after the date of grant. Directors can exercise vested options during the six month period following termination of Board service, except following death, in which case the exercise period is one year. All directors were reimbursed for their out-of-pocket expenses in connection with attendance at Board or committee meetings.

Chairperson Compensation

Our Board of Directors has adopted a compensation plan for our non-executive Chairman, in lieu of the ordinary director compensation plan, providing for the payment on the last business day of each fiscal quarter the number of shares of our common stock having an aggregate fair market value of $8,000, or $32,000 annually. Additionally, the chairperson was granted, on the last business day of each quarter, an option to purchase 10,000 (or 40,000 annually) shares of our common stock having an exercise price equal to the closing price as quoted by The Nasdaq National Market on the date of grant, which options fully vest one year after the date of grant. Our Chairman also received $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each Board meeting held in person and $1,500 for each telephonic meeting. Our Chairman is also the chairperson of the Audit and Finance Committee, and is an ex-officio member of the other committees of the Board of Directors. He is compensated for his attendance at Audit and Finance Committee meetings, but is not compensated for his attendance at any other committee meetings. As of January 1, 2007, our Chairman waived receiving the $15,000 retainer payable to the chairperson of the Audit and Finance Committee, but will continue to receive meeting fees in connection with his attendance at Audit and Finance Committee meetings.

The Compensation and Human Resources Committee reviews director compensation annually, and targets director compensation at between the median and 75th percentile of compensation received by directors at our Peer Group companies. Moreover, our compensation for outside directors is based upon recommendations of Cook, our external compensation consultants, which we engaged to assist us in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors. Based on a review and comparison of compensation received by directors, and the methods practiced in delivering such compensation to directors, at our Peer Group companies performed by Cook during 2006, and on the recommendation of

Cook, we determined that while the total compensation provided to our outside directors did not require adjustment as it met the intended target and remained competitive, the manner in which equity compensation is provided to our outside directors was at variance with the practices utilized by our Peer Group companies to deliver equity compensation to their outside directors. As a result, in December 2006 the Compensation and Human Resources Committee recommended, and the Board of Directors approved, revisions to the method of providing equity compensation to our outside directors, and established a new director compensation program, which we refer to as the New Director Compensation Program, as described below, which will go into effect as of the day and date of our 2007 Annual Meeting:

Under the New Director Compensation Program, our outside directors, with the exception of our Chairman, will be granted annually on the day of our annual meeting of stockholders the number of shares of restricted stock having an aggregate fair market value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq National Market on the date of grant. The restricted stock will vest quarterly on each three month anniversary of the annual meeting, with the final tranche vesting on the earlier of the end of the final three month anniversary period or the date of the then current year’s annual meeting. Additionally, each outside director will be granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $40,000 based on the closing price as quoted by The Nasdaq National Market on the date of grant. The options will vest quarterly on each three month anniversary of the annual meeting, with the final tranche vesting on the earlier of the end of the final three month anniversary period or the date of the then current year’s annual meeting. Each outside director will continue to receive $20,000 annually in cash, paid quarterly in arrears, and a fee of $1,500 for each Board meeting held in person and $1,000 for each telephonic meeting. Members of our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee, other than the chairpersons, will be paid $5,000 annually, paid quarterly in arrears, and each chairperson of these committees will be paid $10,000 annually, paid quarterly in arrears. Members of the Audit and Finance Committee, other than the chairperson, will be paid $7,500 annually, paid quarterly in arrears, and the chairperson will be paid $15,000 annually, paid quarterly in arrears. Each committee member and committee chairperson will receive a fee of $1,500 for each committee meeting held in person and $1,000 for each telephonic meeting, even if held on the same day as a meeting of the Board of Directors. All cash compensation amounts will be paid in quarterly installments. All directors will continue to be reimbursed for their expenses in connection with attendance at Board and committee meetings.

Under the New Director Compensation Program, our Chairman will be granted annually on the day of our annual meeting of stockholders the number of shares of restricted stock having an aggregate fair market value of $80,000 based on the closing price of our restricted stock as quoted by The Nasdaq National Market on the date of grant. The restricted stock will vest quarterly on each three month anniversary of the annual meeting, with the final tranche vesting on the earlier of the end of the final three month anniversary period or the date of the then current year’s annual meeting. Additionally, our Chairman will be granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $80,000 based on the closing price as quoted by The Nasdaq National Market on the date of grant. The options will vest quarterly on each three month anniversary of the annual meeting, with the final tranche vesting on the earlier of the end of the final three month anniversary period or the date of the then current year’s annual meeting. The non-executive chairperson will continue to receive $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each Board of Directors meeting held in person and $1,500 for each telephonic meeting. Our Chairman is also the chairperson of the Audit and Finance Committee, and is an ex-officio member of the other committees of the Board of Directors. He is compensated for his attendance at Audit and Finance Committee meetings, but is not compensated for his attendance at any other committee meetings. As noted above, as of January 1, 2007 our Chairman has waived the $15,000 retainer payable to the chairperson of the Audit and Finance Committee.

The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2006.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name(1)	($)	($)	($)(2)(3)	($)

Herbert Conrad	$60,013	$14,989	$55,570	$130,572
Jeremy Hayward-Surry(4)	35,011	12,655	109,654	157,320
Allan Heller(5)	34,215	9,100	8,423	51,738
Stephen Jaeger	103,477	25,304	62,652	191,433
Carl Kaplan(6)	23,093	3,954	47,510	74,557
Joseph Klein(7)	30,496	9,100	8,423	48,019
Lee Simon(8)	36,179	9,100	13,487	58,766
David Tendler	87,531	14,989	55,570	158,090
Virgil Thompson	68,891	14,989	55,570	139,450
Faye Wattleton	88,031	14,989	55,570	158,590
Herbert Weissbach(9)	41,890	5,929	48,022	95,841

(1)	Christopher Clement, our President and Chief Executive Officer, is not included in this table as he receives no additional compensation for his services as a director. Mr. Clement’s compensation is shown on the Summary Compensation Table on page 18.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K filed with the SEC on March 16, 2007. The full grant date fair value of the 2006 awards to each director, computed in accordance with FAS 123(R) is as follows; $82,550 for each of Herbert Conrad, David Tendler, Virgil Thompson and Faye Wattleton; $137,287 for Stephen Jaeger; $57,179 for each of Alan Heller, Joseph Klein III and Lee Simon; $50,130 for Jeremy Hayward-Surry; $17,119 for Carl Kaplan; $25,065 for Herbert Weissbach.

(3)	As of December 31, 2006, each director had outstanding the following numbers of options to purchase shares of our common stock awarded under the Incentive Plan: Herbert Conrad: 137,500; Allan Heller: 12,143; Stephen Jaeger: 82,119; Joseph Klein III: 12,143; Lee Simon: 18,643; David Tendler: 137,500; Virgil Thompson: 130,000; Faye Wattleton: 140,625.

(4)	Jeremy Hayward-Surry retired from our Board of Directors on May 23, 2006.

(5)	Allan Heller was elected to serve on our Board of Directors on May 23, 2006.

(6)	Carl Kaplan retired from our Board of Directors on April 5, 2006.

(7)	Joseph Klein III was elected to serve on our Board of Directors on May 23, 2006.

(8)	Lee Simon was elected to serve on our Board of Directors on May 23, 2006.

(9)	Herbert Weissbach retired from our Board of Directors on May 23, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned on April 2, 2007 by (1) each person known by us to own beneficially more than five percent of our outstanding common stock, (2) each of the directors individually, (3) each of the executive officers named in the Summary Compensation Table on page 18 and (4) all executive officers and directors as a group. Except as set forth in footnotes 1 and 2 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after April 2, 2007 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of each beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

	Shares
	Beneficially	% Beneficially
Name of Beneficial Owner	Owned	Owned

Palo Alto Investors(1)	9,278,008	17.5%
Barclays(2)	4,020,386	7.6%
Clement(3)	839,194	*
Conrad(4)	145,140	*
Hamelin(5)	100,720	*
Hayden(6)	55,770	*
Heller(7)	11,527	*
Horowitz(8)	378,385	*
Jaeger(9)	80,153	*
Klein(10)	45,527	*
Lamm(11)	153,600	*
Simon(12)	14,527	*
Tendler(13)	168,078	*
Thompson(14)	146,541	*
Wattleton(15)	157,423	*
Yachmetz(16)	337,080	*
All directors and executive officers(17)	2,633,665	4.8%

*	Less than 1 percent

1.	Based solely upon a Schedule 13G/A (Amendment No. 2) filed on February 14, 2007 by William Leland Edwards, Palo Alto Investors and Palo Alto Investors, LLC, which we refer to collectively as Palo Alto Investors, Palo Alto Healthcare Fund, L.P., Palo Alto Healthcare Master Fund, L.P. and Micro Cap Partners, L.P. The Palo Alto Investors beneficially own and have shared voting power and dispositive power as to 9,268,008 shares of our common stock. Palo Alto Healthcare Fund, L.P. and Palo Alto Healthcare Master Fund, L.P. each beneficially owns and has shared voting power and dispositive power as to 3,752,850 shares of our common stock. Micro Cap Partners, L.P. beneficially owns and has shared voting power and dispositive power as to 2,121,484 shares of our common stock. The address of the Palo Alto Investors, Palo Alto Healthcare Fund, L.P., Palo Alto Healthcare Master Fund, L.P. and Micro Cap Partners, L.P. is 470 University Avenue, Palo Alto, California 94301.

2.	Based solely upon a Schedule 13G filed on January 23, 2007 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, to which we refer collectively as Barclays. Barclays beneficially owns 4,020,386 shares of our common stock. Barclays Global Investors, NA has sole voting power as to 1,768,546 shares of our common stock and has sole dispositive power as to 1,972,441 shares of our common stock. Barclays Global Fund Advisors has sole voting power and sole dispositive power as to 2,018,408 shares of our common stock. Barclays Global Investors, Ltd. has sole voting power and sole dispositive power as to 29,537 shares of our common stock. The address of Barclays is 45 Fremont Street, San Francisco, California 94105

3.	Includes 375,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Clement had unvested options to purchase 372,212 shares of common stock.

4.	Includes 122,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Conrad had unvested options to purchase 20,000 shares of common stock.

5.	Includes 15,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Hamelin had unvested options to purchase 141,255 shares of common stock.

6.	As of April 2, 2007, Mr. Hayden had unvested options to purchase 174,255 shares of common stock.

7.	As of April 2, 2007, Mr. Heller had unvested options to purchase 17,143 shares of common stock.

8.	Includes 152,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Dr. Horowitz had unvested options to purchase 203,633 shares of common stock.

9.	Includes 55,833 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Jaeger had unvested options to purchase 31,286 shares of common stock.

10.	As of April 2, 2007, Mr. Klein had unvested options to purchase 17,143 shares of common stock.

11.	Includes 72,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Lamm had unvested options to purchase 99,596 shares of common stock.

12.	Includes 6,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Dr. Simon has unvested options to purchase 17,143 shares of common stock.

13.	Includes 142,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007.

14.	Includes 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Thompson had unvested options to purchase 20,000 shares of common stock.

15.	Includes 145,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007.

16.	Includes 86,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 1, 2007. As of April 2, 2007, Mr. Yachmetz had unvested options to purchase 263,758 shares of common stock.

17.	See footnotes 4 through 16. As of April 2, 2007, our directors and executive officer as a group had unvested options to purchase 1,377,424 shares of common stock.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP (“McGladrey”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not approve the selection of McGladrey, the selection of such firm as our independent public accountants will be reconsidered by the Audit and Finance Committee.

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2006 and has discussed these financial statements with Savient’s management and registered public accounting firm.

Savient’s management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness and legality of the accounting principles and reporting policies that we use. Savient’s registered public accounting firm is responsible for auditing our financial statements annually, for reporting on certain matters to the Audit and Finance Committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The Audit and Finance Committee is responsible for providing independent, objective oversight of these processes.

The Audit and Finance Committee has also received from, and discussed with, our registered public accounting firm various communications that the registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit and Finance Committees).

Our registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit and Finance Committee has discussed with the registered public accounting firm its independence from Savient.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the

Audit and Finance Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit and Finance Committee of the Board of Directors

Stephen Jaeger (Chairperson)
Joseph Klein III
David Tendler
Faye Wattleton

Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees of McGladrey & Pullen, LLP, our current registered public accounting firm, billed to us for the period beginning March 30, 2006 through December 31, 2006, and the fees of Grant Thornton LLP, our former registered public accounting firm prior to March 30, 2006, billed to us for each of the last two fiscal years:

	2005	2006
		McGladrey & Pullen	Grant Thornton

Audit Fees(1)	$3,741,200	$881,999	$107,888
Audit Related Fees(2)	$0	$35,000	$100,000
Tax Fees(3)	$366,470	$0	$61,933
All Other Fees(4)	$0	$0	$0
Total	$4,107,670	$916,999	$269,821

(1) Audit Fees

Audit fees consist of fees related to professional services rendered during 2006 and 2005 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q, the January 2006 restatement of our financial statements for the years ended December 31, 2004, 2003, 2002 and 2001 and for the quarter ended March 31, 2005, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements. The fees also include professional services from our former registered public accounting firm related to obtaining their consent in connection with the audit of our 2005 and 2004 financial statements.

(2) Audit-Related Fees

Audit related fees in 2006 include $35,000 paid to our present accounting firm for implementation of FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement Number 109,” and $100,000 for transitional services related to our former registered public accounting firm. There were no fees to report in this category in 2005.

(3) Tax fees

Tax fees consist of fees billed for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to tax return preparation and communication with tax authorities, accounted for $61,933 of the total tax fees billed in 2006 and $271,256 of the total tax fees billed in 2005. Tax advice and planning services, which relate to tax implications of divestitures and foreign cash repatriations, accounted for $0 of the total tax fees billed in 2006 and $95,214 of the total tax fees billed in 2005.

(4) All Other Fees

There were no other fees to report in this category in 2006 and 2005.

Pre-approval Policy and Procedures

The Audit and Finance Committee pre-approves all audit and non-audit services performed by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The Audit and Finance Committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service had previously been approved by the Audit and Finance Committee. The committee chairperson informs the Audit and Finance Committee of such approval at its next regularly scheduled meeting.

Representatives of McGladrey & Pullen, LLP are expected to attend the 2007 Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

Changes in Our Registered Public Accounting Firm

On March 28, 2006, Grant Thornton LLP advised us that it had resigned as our independent registered public accounting firm. This resignation occurred after we filed our annual report on Form 10-K for the year ended December 31, 2005. Our Audit and Finance Committee approved Grant Thornton’s resignation. In addition, on March 30, 2006, our Audit and Finance Committee engaged McGladrey & Pullen, LLP as our new independent auditors for the fiscal year ending December 31, 2006.

In each of the fiscal years ended December 31, 2005 and December 31, 2004, respectively, on our annual report on Form 10-K, Grant Thornton’s Report of Independent Registered Public Accounting Firm stated that we did not maintain effective internal control over financial reporting because of the effect of the material weaknesses identified in Management’s Report On Internal Control Over Financial Reporting.

None of the reports of Grant Thornton on our financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2005 and December 31, 2004 and any subsequent interim period preceding the date of the resignation of Grant Thornton, we had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Grant Thornton has, during the fiscal years ended December 31, 2005 and December 31, 2004, and all subsequent interim periods preceding the date of the resignation of Grant Thornton, advised us of a number of material weaknesses in our internal control over financial reporting, each of which are described in our annual and quarterly reports on file with the Securities and Exchange Commission.

On March 28, 2006, we requested that Grant Thornton furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. We received a copy of the letter from Grant Thornton in response to such request on March 31, 2006 in which Grant Thornton noted agreement with the above statements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and The NASDAQ National Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish Savient with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during 2006 our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except as described below. Due to an administrative error, Messrs. Clement and Yachmetz, and Dr. Horowitz failed to timely file Form 4s with respect to the grant of stock options on February 15, 2006 and filed such information on Form 4s with the Securities and Exchange Commission on February 22, 2006.

STOCK PERFORMANCE GRAPH

The following graph compares cumulative total return of our common stock with the cumulative total return of (i) the NASDAQ Composite Index (the “NASDAQ Composite”), (ii) the Standard & Poor’s Small Cap 600 Index (the “S&P Small Cap 600”), (iii) the Standard & Poor’s 600 Biotechnology Index (the “S&P Biotech”) and (iv) the Standard & Poor’s 600 Pharmaceuticals, Biotechnology and Life Sciences Index (the “S&P Pharma and Biotech”). The graph assumes (a) $100 was invested on December 31, 1999 in each of our common stock, the stocks comprising the NASDAQ Composite, the stocks comprising the S&P Small Cap 600, the stock comprising the S&P Biotech and the stocks comprising the S&P Pharma and Biotech and (b) the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Savient Pharmaceuticals, Inc. . .

*	$100 invested on 12/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS
FOR 2007 ANNUAL MEETING

In order to be considered for addition to the agenda for the 2008 Annual Meeting of Stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than December 17, 2007.

Stockholders who wish to make a proposal at the 2008 Annual Meeting of Stockholders — other than one that will be included in our proxy materials — should notify Savient no earlier than November 17, 2007 and no later than December 17, 2007. If a stockholder who wishes to present a proposal fails to notify Savient by this date, the proxies that the Board of Directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

Philip K. Yachmetz, Secretary

East Brunswick, New Jersey
April 6, 2007

SAVIENT PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2007
     Christopher G. Clement and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on April 2, 2007, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 15, 2007, at the Hyatt Regency, 2 Albany Street, New Brunswick, New Jersey, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
SAVIENT PHARMACEUTICALS, INC.
May 15, 2007
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR”
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Christopher G. Clement
		¡	Herbert Conrad
☐	WITHHOLD AUTHORITY	¡	Alan L. Heller
	FOR ALL NOMINEES	¡	Stephen O. Jaeger
		¡	Joseph Klein III
☐	FOR ALL EXCEPT	¡	Lee S. Simon, M.D.
	(See instructions below)	¡	Virgil Thompson

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board of Directors recommends a vote “FOR”		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2007 fiscal year.	☐	☐	☐
The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
SAVIENT PHARMACEUTICALS, INC.
May 15, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR”
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Christopher G. Clement
		¡	Herbert Conrad
☐	WITHHOLD AUTHORITY	¡	Alan L. Heller
	FOR ALL NOMINEES	¡	Stephen O. Jaeger
		¡	Joseph Klein III
☐	FOR ALL EXCEPT	¡	Lee S. Simon, M.D.
	(See instructions below)	¡	Virgil Thompson

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board of Directors recommends a vote “FOR”		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2007 fiscal year.	☐	☐	☐
The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.